EXHIBIT 10.11
                                                               December 27, 1999

               CONFIDENTIAL ALLIANCE MEMBER CANCELLATION AGREEMENT

This agreement between 24/7 MAIL, with it's principal place of business at 1250 BROADWAY, NEW YORK, NEW YORK 10001 together with its affiliates, assignors and successors (collectively, "24/7 Media") and EDIETS.COM with it's principal place of business at 3467 HILLSBORO BOULEVARD, DEERFIELD BEACH, FL 33442 together with its affiliates, subsidiaries and successors (collectively, the "Company") is made and entered into this [2nd] of August, 1999 (the "Effective Date").

         1. UNDERSTANDING: The Company and 24/7 Mail have entered into a Database management and Database Marketing Agreement dated [2nd] day of August, 1999 ("Alliance Agreement"). 24/7 Mail and the Company will use best efforts in employing high quality standards to ensure consumer satisfaction with respect to all consumer marketing initiatives ("Best Efforts Practices")

         2. CANCELLATION: In the event that the 24/7 Mail and the Company use Best Efforts Practices and the Company provide material evidence of negative consumer sentiment with respect to email marketing initiatives to 24/7 Mail, 24/7 Mail will immediately terminate data acquisition, database management, and direct marketing programs associated with the Company. 24/7 Mail agrees to return the Company database within 14 days of such termination.

         3. CANCELLATION WITHOUT CAUSE: In the even that the 24/7 Mail and the Company use Best Efforts Practices and the Company does not provide material evidence of negative consumer sentiment with respect to its email marketing initiatives to 24/7 Mail or any material cause which would facilitate termination, 24/7 Mail would allow the Cancellation of the Alliance Agreement two years after the effective date (the "Initial Term") under the following terms and condition: (i) 24/7 Mail will discontinue to market Company data according to the terms and conditions of the "Alliance Agreement", (ii) 24/7 Mail will return all Company data to the Company and, delete all Company files from the 24/7 Mail database within 14 days following the termination of this agreement.

         4. EXCLUSIVITY: The Company shall grant to 24/7 Mail an exclusive agreement (inclusive of list management, brokers of data, and compiled databases) to collect, manage, and market end-user information for the Company. The term of this agreement shall commence upon execution of this agreement and shall end two years after the Effective Date (the "Initial Term") unless renewed.

         5. CONFIDENTIALITY: The Company agrees to maintain strict confidentiality regarding the terms and conditions of this agreement. The Company further agrees that it will not disclose or communicate any information relating to this agreement to other Alliance Members, suppliers, customers, affiliates, or any other party accept as required by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

         24/7 Mail                                   eDiets

         By:                                         By:

         Title:                                      Title:

         Date:                                       Date: